UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 29, 2017

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UNITED CONTINENTAL HOLDINGS, INC.
UNITED AIRLINES, INC.
(Exact name of registrant as specified in its charter)

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Delaware	001-06033	36-2675207
Delaware	001-10323	74-2099724
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

233 S. Wacker Drive, Chicago, IL	60606
233 S. Wacker Drive, Chicago, IL	60606
(Address of principal executive offices)	(Zip Code)

(872) 825-4000
(872) 825-4000
Registrant’s telephone number, including area code

(Former name or former address, if changed since last report.)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On March 29, 2017, United Continental Holdings, Inc. (“UAL”) and United Airlines, Inc. (“United” and, together with UAL, the “Company”) entered into an Amended and Restated Credit and Guaranty Agreement (the “2017 Credit Agreement”), among United, as borrower, UAL, as parent and guarantor, the subsidiaries of UAL other than United party thereto from time to time, as guarantors, the lenders party thereto from time to time and JPMorgan Chase Bank, N.A., as administrative agent (the “Agent”), which amends and restates in its entirety that certain Credit and Guaranty Agreement, dated as of March 27, 2013 (as amended, the “2013 Credit Agreement”).  The 2017 Credit Agreement provides for a term loan facility of $1,500,000,000 (the “Term Loan Facility”) and a revolving credit facility of $2,000,000,000 (the “Revolving Credit Facility”).

On March 29, 2017, United borrowed the full amount of the Term Loan Facility (the "New Term Loan"), the proceeds of which were used to repay existing term loans under the 2013 Credit Agreement and to pay certain transaction fees and expenses, and the balance of such proceeds of approximately $398,000,000 was added to United’s cash resources.  The principal amount of the New Term Loan must be repaid in consecutive quarterly installments of 0.25% of the original principal amount thereof, commencing on June 29, 2017, with any unpaid balance due on April 1, 2024.  United may prepay all or a portion of the New Term Loan from time to time, at par plus accrued and unpaid interest and, if prepaid in connection with certain repricings of the New Term Loan within six months after March 29, 2017, plus a prepayment premium of 1% of the principal amount subject to such repricing.

The Revolving Credit Facility, which increased the borrowing capacity that was available under the 2013 Credit Agreement by $650,000,000, may be drawn upon by United until April 1, 2022.  United is obligated to pay a commitment fee equal to 0.75% per annum on the undrawn amount available under the Revolving Credit Facility.

Borrowings under the 2017 Credit Agreement bear interest at a variable rate equal to the London interbank offering rate, known as LIBOR (but not less than 0% per annum), plus a margin of 2.25% per annum, or (at United’s election) another rate based on certain market interest rates, plus a margin of 1.25% per annum.

The obligations of United under the 2017 Credit Agreement are secured by liens on certain route authorities of United to operate between certain cities in the United States, on the one hand, and Beijing and Shanghai, China, Hong Kong, London, England, Tokyo, Japan (Narita and Haneda airports) and Osaka, Japan, on the other hand, certain take-off and landing rights of United at LaGuardia and Ronald Reagan Washington National airports and certain related assets (the “Collateral”).  The Collateral also secures on a junior lien basis certain obligations of the Company to Chase Bank USA, N.A. under the second amended and restated co-branded card marketing services agreement among UAL, United, a subsidiary of United and Chase Bank USA, N.A., and under the merchant services bankcard agreement among United, JPMorgan Chase Bank, N.A. and Paymentech, LLC.

The 2017 Credit Agreement includes covenants that restrict the Company’s ability to, among other things, make investments and to pay dividends on, or to repurchase, UAL common stock.  In addition, the 2017 Credit Agreement requires the Company to maintain unrestricted cash and cash equivalents and unused commitments available under all revolving credit facilities (including the Revolving Credit Facility) aggregating not less than $2.0 billion and to maintain a minimum ratio of appraised value of collateral to outstanding obligations under the 2017 Credit Agreement of 1.60 to 1.  If the Company does not meet the minimum collateral coverage ratio when required, it must either provide additional collateral to secure its obligations under the 2017 Credit Agreement or repay the loans under the 2017 Credit Agreement (or both) to the extent necessary to maintain compliance with the collateral coverage ratio.

The 2017 Credit Agreement contains events of default customary for this type of financing, including a cross default and cross acceleration provision to certain other material indebtedness of the Company.  Upon the occurrence of an event of default, the outstanding obligations under the 2017 Credit Agreement may be accelerated and become due and payable immediately.  In addition, if certain change of control events occur with respect to UAL, the Company is required to repay the loans outstanding under the 2017 Credit Agreement and terminate the Revolving Credit Facility.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the 2017 Credit Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information described under Item 1.01 above “Entry into a Material Definitive Agreement” is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
10.1*

Amended and Restated Credit and Guaranty Agreement, dated as of March 29, 2017, among United, as borrower, UAL, as parent and a guarantor, the subsidiaries of UAL from time to time party thereto other than United, the lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as administrative agent

*  Filed herewith electronically.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED CONTINENTAL HOLDINGS, INC. UNITED AIRLINES, INC.

By:	/s/ Chris Kenny
Name:	Chris Kenny
Title:	Vice President and Controller

Date: April 3, 2017

EXHIBIT INDEX

Exhibit No.	Description
10.1*

Amended and Restated Credit and Guaranty Agreement, dated as of March 29, 2017, among United, as borrower, UAL, as parent and a guarantor, the subsidiaries of UAL from time to time party thereto other than United, the lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as administrative agent

* Filed herewith electronically.